UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2020

PRA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia	23502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-772-7326

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRAA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amendment

On August 26, 2020, PRA Group, Inc. (the “Company”), PRA Group Canada Inc., as a Canadian borrower, and certain domestic subsidiaries of the Company, as guarantors (the “Closing Date Guarantors”), entered into the Third Amendment (the “Third Amendment”) to the Amended and Restated Credit Agreement, originally dated as of May 5, 2017 (the “North American Credit Agreement”), with the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent.

The following sets forth a description of the material terms of the Third Amendment:

•	Certain lenders made an additional term loan in an aggregate principal amount equal to $55.0 million, bringing the total term loan amount to $475.0 million.

•	Aggregate commitments under the domestic revolving credit facility were reduced from $1.068 billion to $1.0 billion.

•	Aggregate commitments under the Canadian revolving credit facility were increased from $50.0 million to $75.0 million.

•	The London Interbank Offered Rate and Eurodollar base rate floors were decreased from 1.00% to 0.75% for revolving loans.

•

Certain negative covenants were amended, including that (i) investments by any loan party in any entity are permitted in an amount not to exceed 75% of the aggregate principal amount of any indebtedness in the form of additional convertible notes and/or certain unsecured financings incurred after August 1, 2020, (ii) the cap on debt incurred pursuant to certain unsecured financings is eliminated and (iii) the Brazilian foreign subsidiary borrowing basket was increased from $150.0 million to the greater of (a) $200.0 million or (b) 5% of the consolidated total assets and expanded to cover subsidiaries organized under all foreign jurisdictions.

•	The consolidated total leverage ratio was increased from 3.00% to 3.50%.

•	The maturity date was extended from May 5, 2022 to May 5, 2024.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2020. On September 1, 2020, the Company issued a press release announcing its entry into the Third Amendment, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated by reference.

Notes and Indenture

On August 27, 2020, the Company completed its previously announced offering of $300 million aggregate principal amount of 7.375% Senior Notes due 2025 (the “Notes”) in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an Indenture, dated August 27, 2020 (the “Indenture”), among the Company, the Closing Date Guarantors and Regions Bank, as trustee (the “Trustee”). Pursuant to the Indenture, interest on the Notes will accrue at a rate of 7.375% per annum payable semiannually in arrears on September 1 and March 1 of each year, commencing on March 1, 2021. The Notes will mature on September 1, 2025, subject to earlier repurchase or redemption.

Guarantees

The Notes are guaranteed (the “Guarantees”) on a senior unsecured basis by all of the Company’s existing and future domestic restricted subsidiaries that guarantee the North American Credit Agreement, subject to certain exceptions (the “Guarantors”).

Ranking

The Notes and the Guarantees are unsecured, senior obligations of the Company and the Guarantors. The Notes and the Guarantees: (i) rank equally with the Company’s and the Guarantors’ unsecured senior indebtedness; (ii) rank senior to all of the Company’s and the Guarantors’ future senior subordinated indebtedness; (iii) are effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured indebtedness (including amounts outstanding under the North American Credit Agreement and the Company’s Multicurrency Revolving Credit Facility) to the extent of the assets securing that secured debt; and (iv) are effectively subordinated to all of the preferred stock and liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of those subsidiaries.

Optional Redemption

The Company may redeem the Notes, in whole or in part, at any time (i) prior to September 1, 2022, at a price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus the applicable “make whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date and (ii) on or after September 1, 2022, at the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on September 1 of each of the years indicated below:

Year	Percentage
2022	103.688%
2023	101.844%
2024 and thereafter	100.000%

In addition, at any time on or prior to September 1, 2022, the Company may on any one or more occasions redeem up to an aggregate of 40% of the aggregate principal amount of the Notes (including the principal amount of any additional notes of the same series) at a redemption price of 107.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of a public offering of common stock of the Company; provided, however, that at least 60% in aggregate principal amount of the Notes (including the principal amount of any additional notes of the same series) remains outstanding immediately after the occurrence of such redemption (other than Notes held, directly or indirectly, by the Company or its affiliates) and that such redemption will occur within 90 days of the date of the closing of such public offering.

Offer to Repurchase

In the event of certain events that constitute a Change of Control (as defined in the Indenture), the Company must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase. If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company will be required to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Covenants

The Indenture contains covenants that, among other things, limit the ability of the Company and the ability of its Restricted Subsidiaries (as defined in the Indenture) to: incur or guarantee additional indebtedness; create liens on assets; pay dividends and make other distributions on, purchase or redeem the Company’s capital stock; prepay, redeem or repurchase certain debt; enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends to the Company or make other intercompany transfers; make certain investments; sell or transfer assets; enter into certain transactions with the Company’s affiliates; effect a consolidation or merger; or designate subsidiaries as unrestricted subsidiaries. Most of these covenants will be suspended for so long as the Notes have investment grade ratings from any two of Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc., and Fitch Ratings, Inc.

Events of Default

The Indenture also provides for events of default that, if any of them were to occur, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

No Registration Rights

The Notes have not been registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Company does not intend to issue registered notes and guarantees in exchange for the Notes and the Guarantees.

Use of Proceeds

The Company used the net proceeds of the offering of the Notes to repay approximately $295.0 million aggregate principal amount of outstanding revolving borrowings under the North American Credit Agreement (but such prepayment did not reduce the revolving borrowing commitment amount, and the prepaid amount is available for re-borrowing subject to customary conditions).

Certain Relationships

Some of the initial purchasers, the Trustee and/or their respective affiliates have provided and may, from time to time, continue to provide certain commercial banking, financial advisory, investment banking and other services to the Company, for which they have received and may continue to receive customary fees and reimbursements of expenses. The Trustee is an agent and a lender under the North American Credit Agreement. In addition, an affiliate of the Trustee is one of the initial purchasers of the Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture (including form of note), dated as of August 27, 2020, among PRA Group, Inc., the domestic subsidiaries of PRA Group, Inc. party thereto and Regions Bank, as trustee

99.1	Press Release dated September 1, 2020

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA GROUP, INC.

Date: September 1, 2020	By:	/s/ Peter M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer